EXHIBIT 99.1

New York Mortgage Trust Reports First Quarter 2011 Results

First Quarter 2011 Net Income of $0.27 Per Common Share

NEW YORK, NY – May 3, 2011 (GLOBE NEWSWIRE) – New York Mortgage Trust, Inc. (Nasdaq: NYMT) (“NYMT” or the “Company”) today reported results for the three months ended March 31, 2011.

Summary of First Quarter 2011:

•	First quarter 2011 earnings per common share of $0.27 as compared to $0.28 per common share for the first quarter of 2010.

•	First quarter 2011 net income of $2.5 million as compared to net income of $2.7 million for the first quarter of 2010.

•	Declared first quarter dividend of $0.18 per common share that was paid on April 26, 2011.

•	Book value per common share increased to $7.54 as of March 31, 2011, as compared to $7.27 per common share as of December 31, 2010 and $6.89 per common share as of March 31, 2010.

•	First quarter 2011 portfolio margin was 368 basis points, an increase of 15 basis points from the fourth quarter 2010 portfolio margin and a decrease of 57 basis points from the first quarter of 2010.

•	Invested $24.5 million in our Midway Residential Mortgage Portfolio which is externally managed by The Midway Group, L.P.

Management Overview

Steven R. Mumma, Chief Executive Officer, commented, “the Company’s first quarter 2011 results reflect, in part, the positive contributions from certain of our opportunistic investments in 2009 and 2010, including gains from the sale of certain CLO notes acquired in 2009 and our investment in a pool of distressed residential mortgage loans in 2010.   We intend to continue harvesting gains from these and other prior investments in the future and to redeploy the proceeds from such investments in assets that we believe will deliver attractive risk-adjusted returns. For example, during the latter part of the quarter, we used a portion of the proceeds from these investments to commence the funding of our Midway Residential Mortgage Portfolio.  We engaged The Midway Group to manage this portfolio because of their expertise in managing targeted prepayment sensitive securities, which we believe will provide attractive risk-adjusted returns in the current interest rate environment.  Moreover, we remain committed to pursuing opportunistic commercial mortgage investments, as evidenced by the formation of our relationship with RiverBanc LLC, which will focus on investments in credit sensitive commercial real estate assets. We expect to fund our initial investment under this commercial mortgage strategy during the second quarter.  We are encouraged by our first quarter results and optimistic about our ability to continue to identify assets that meet our investment criteria.”

Results from Operations

For the quarter ended March 31, 2011, the Company reported consolidated net income of $2.5 million, or $0.27 per common share, as compared to consolidated net income of $2.7 million, or $0.28 per common share, for the quarter ended March 31, 2010.  Net income for the quarter ended March 31, 2011 included a realized gain of $2.2 million from the sale of collateralized loan obligations (“CLOs”) during the quarter.  The decrease in net income of $0.2 million for the quarter ended March 31, 2011 as compared to the same period in the previous year was due primarily to a $0.9 million decrease in net interest margin on the investment portfolio and loans held in securitization trusts, a $0.4 million increase in provision for loan loss for the loans held in securitization trusts, a $0.2 million increase in loan loss to fully write-off our investment in New Bridger Holdings LLC, a $0.3 million decrease in income from discontinued operations – net of tax, and a $0.4 million increase in general, administrative and other expenses, offset by an increase of $1.4 million in net realized gain on securities, a $0.2 million increase in income from our investment in the Midway Residential Mortgage Portfolio and an increase of $0.8 million in income from investment in limited partnership. The general, administrative and other expenses increase of $0.4 million for the quarter ended March 31, 2011 as compared to the same period in 2010 was due primarily to a $0.6 million increase in management fees to Harvest Capital Strategies LLC (“HCS”), offset by a $0.2 million decrease in salaries and benefits and other expenses. The increase in management fees paid to HCS was primarily driven by an increase in incentive fees resulting from the improved performance of certain assets managed by HCS.

The decline in net interest income during the quarter ended March 31, 2011, as compared to the quarter ended March 31, 2010, was primarily a result of a $114.9 million decrease in our average interest earning assets to approximately $310.2 million for the three months ended March 31, 2011 and a decline in net interest income spread, which was partially offset by a decline in debt and interest rates on debt.  The decline in average interest earning assets during this time period is a function of the Company’s previously disclosed portfolio repositioning, which has focused on transitioning from a portfolio almost exclusively centered on leveraged Agency RMBS and prime ARM loans held in securitization trusts to a more diversified portfolio that includes elements of credit risk with reduced leverage.

Book value per common share as of March 31, 2011 was $7.54, representing an increase of $0.27 per common share from the Company’s book value at December 31, 2010.  The book value included net unrealized gains of $2.07 per common share and are presented as accumulated other comprehensive income, including $2.16 per common share of net unrealized gains related to available for sale securities and $0.09 per common share of unrealized derivative losses related to cash flow hedges.

Portfolio Results

The following table summarizes the Company’s investment securities portfolio and mortgage loans held in securitization trusts (net) at March 31, 2011, classified by relevant categories:

(dollar amounts in thousands)	Current Par Value	Carrying Value	Coupon *	Yield *
RMBS	$324,249	$84,067	4.45%	6.17%
CLOs	40,950	30,262	3.62%	36.42%
U.S. Treasury Securities	5,000	4,993	2.88%	2.88%
Loans Held in Securitization Trusts	224,436	223,271	2.59%	2.51%

* Coupons and yields based on first quarter 2011 average balances.

As of March 31, 2011, the Company had $119.3 million of investment securities available for sale, $77.3 million of which were Agency RMBS. As of March 31, 2011, the Agency RMBS portfolio was financed with $46.6 million of repurchase agreement borrowings with an average interest rate of 0.48%.

As of March 31, 2011, the Company had $223.3 million of loans held in securitization trusts (net) permanently financed with $215.3 million of collateralized debt obligations.  As of March 31, 2011, delinquencies greater than 60 days on loans held in securitization trusts represented 10.47% of the loan portfolio, as compared to 9.79% at December 31, 2010.  As of March 31, 2011, the Company had reserves totaling $2.6 million for loan losses on these loans. In addition, as of March 31, 2011, the Company’s balance sheet included two real estate owned properties totaling $0.6 million.

Formed RB Commercial Mortgage LLC Managed by RiverBanc LLC

On April 5, 2011, we entered into a multi-year investment management agreement with RiverBanc LLC ("RiverBanc"), a privately owned investment management and specialty finance company focused on high-yielding investments in the commercial real estate arena. Under the investment management agreement, RiverBanc will source, structure and manage investments secured by commercial real estate that will be funded by a subsidiary of NYMT (“RBCM”) on a flow basis. As part of the transaction, NYMT is also eligible to receive a minority ownership interest in RiverBanc of up to 17.5%, alongside RiverBanc’s management team and Harvest Capital Strategies LLC, which also serves as an external advisor to NYMT.

The investment program is expected to provide both mezzanine loans and preferred equity for all commercial property types on a nationwide basis. RiverBanc will focus on middle market opportunities and pursue on behalf of RBCM transactions in amounts as low as $2 million secured by properties valued at $10 million or greater. RBCM will also participate in structured investments such as the acquisition of seasoned or distressed loan portfolios, net leased properties or subordinate commercial mortgage-backed securities.

Conference Call

On Wednesday, May 4, 2011, at 9:00 a.m. Eastern Time, New York Mortgage Trust's executive management is scheduled to host a conference call and audio webcast to discuss the Company's financial results for the three months ended March 31, 2011. The conference call dial-in number is (877) 312-8806. The replay will be available until Wednesday, May 11, 2011 and can be accessed by dialing (800) 642-1687 and entering passcode 63476823.  A live audio webcast of the conference call can be accessed via the Internet, on a listen-only basis, at the Company's website at http://www.nymtrust.com.  Please allow extra time, prior to the call, to visit the site and download the necessary software to listen to the Internet broadcast.

First quarter 2011 financial and operating data can be viewed on the Company’s Quarterly Report on Form 10-Q, which is expected to be filed with the Securities and Exchange Commission on or about May 6, 2011. A copy of the Form 10-Q will be posted at the Company’s website as soon as reasonably practicable following its filing with the Securities and Exchange Commission.

About New York Mortgage Trust
New York Mortgage Trust, Inc. is a real estate investment trust (“REIT”) in the business of acquiring, investing in, financing and managing primarily mortgage-related assets. As a REIT, the Company is not subject to federal income tax, provided that it distributes at least 90% of its REIT income to stockholders.

CONTACT:	AT THE COMPANY Steven R. Mumma CEO, President Phone: 212-792-0109 Email: smumma@nymtrust.com

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Our actual results may differ from our beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as "anticipate," "estimate," "will," "should," "expect," "believe," "intend," "seek," "plan" and similar expressions or their negative forms, or by references to strategy, plans, or intentions. The Company's results can fluctuate from month to month and from quarter to quarter depending on a variety of factors, some of which are beyond the Company's control and/or are difficult to predict, including, without limitation, changes in interest rates, changes in mortgage default rates and prepayment rates, and other changes in market conditions and economic trends. Furthermore, forward-looking statements are subject to risks and uncertainties, including, among other things, those described under the heading "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2010, which can be accessed at the SEC's website (www.sec.gov). Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected may be described from time to time in reports we file with the SEC, including reports on Forms 10-Q, 10-K and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

FINANCIAL TABLES FOLLOW

NEW YORK MORTGAGE TRUST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands, except per share amounts)
(unaudited)

	For the Three Months
	Ended March 31,
	2011	2010

INTEREST INCOME	$3,694	$6,221

INTEREST EXPENSE:
Investment securities and loans held in securitization trusts	718	1,392
Subordinated debentures	466	759
Convertible preferred debentures	-	662
Total interest expense	1,184	2,813

NET INTEREST INCOME	2,510	3,408

OTHER INCOME (EXPENSE):
Provision for loan losses	(633)	(2)
Income from investment in limited partnership	784	-
Realized gain on investment securities and related hedges	2,191	807
Unrealized loss on investment securities and related hedges	(40)	-
Total other income (expense)	2,302	805

General, administrative and other expenses	2,293	1,856

INCOME FROM CONTINUING OPERATIONS	2,519	2,357
(Loss) income from discontinued operation - net of tax	(5)	311
NET INCOME	$2,514	$2,668

Basic income per common share	$0.27	$0.28
Diluted income per common share	$0.27	$0.28
Dividends declared per common share	$0.18	$0.25
Weighted average shares outstanding-basic	9,433	9,418
Weighted average shares outstanding-diluted	9,433	11,918

NEW YORK MORTGAGE TRUST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(amounts in thousands, except share and per share amounts)

	March 31,	December 31,
	2011	2010
ASSETS	(unaudited)

Investment securities available for sale, at fair value (including pledged securities of $55,772 and $38,475, respectively)	$119,322	$86,040
Mortgage loans held in securitization trusts (net)	223,271	228,185
Mortgage loans held for investment	2,590	7,460
Investment in limited partnership	16,649	18,665
Cash and cash equivalents	8,436	19,375
Restricted cash	10,264	-
Receivable under reverse repurchase agreements	40,252	-
Receivable for securities sold	45,750	5,653
Derivative asset	5,902	-
Receivables and other assets	9,781	8,916
Total Assets	$482,217	$374,294

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Financing arrangements, portfolio investments	$46,563	$35,632
Securities sold short, at fair value	81,918	-
Collateralized debt obligations	215,260	219,993
Derivative liabilities	827	1,087
Payable for securities purchased	17,450	-
Accrued expenses and other liabilities	3,988	4,095
Subordinated debentures (net)	45,000	45,000
Total Liabilities	411,006	305,807
Commitments and Contingencies
Stockholders' Equity:
Common stock, $0.01 par value, 400,000,000 authorized, 9,442,537 and 9,425,442 shares issued and outstanding, respectively	94	94
Additional paid-in capital	133,668	135,300
Accumulated other comprehensive income	19,574	17,732
Accumulated deficit	(82,125)	(84,639)
Total stockholders' equity	71,211	68,487
Total Liabilities and Stockholders' Equity	$482,217	$374,294